Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

GENELABS TECHNOLOGIES, INC.

at

$1.30 Net Per Share

by

Gemstone Acquisition Corporation

a wholly-owned subsidiary of

GlaxoSmithKline plc

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 10, 2008 UNLESS THE OFFER IS EXTENDED.

November 12, 2008

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated November 12, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Gemstone Acquisition Corporation, a California corporation (“Purchaser”) and a wholly-owned subsidiary of SmithKline Beecham Corporation, a Pennsylvania corporation (“SKB”) and a wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”), to purchase all outstanding shares of common stock, no par value (the “Shares”), of Genelabs Technologies, Inc., a California corporation (“Genelabs”), at a price of $1.30 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to shareholders of Genelabs from the President and Chief Executive Officer of Genelabs, accompanied by Genelabs’ Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price is $1.30 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares. As described below, under certain circumstances, Purchaser may reduce the number of Shares subject to the Offer to a number equal to 49.9 percent of the Shares then outstanding.

3. The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 29, 2008, among Purchaser, Genelabs and SKB, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Genelabs and Genelabs will be the surviving corporation (the “Merger”), and each outstanding Share (other than Shares held in the treasury of Genelabs or owned by GSK or any direct or indirect wholly-owned subsidiary of GSK or Genelabs or held by shareholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the California General Corporation Law to demand and perfect dissenters’ rights in connection with the Merger) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and subject to applicable withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in the Offer to Purchase.

4. The Genelabs board of directors has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, Genelabs and the holders of Shares and adopted and approved the Merger Agreement, the Offer and the Merger. The Genelabs board of directors unanimously declared the advisability of the Merger Agreement and recommends that the holders of Shares tender their Shares pursuant to the Offer.

5. The Offer is not subject to any financing condition. The Offer is subject to other conditions, including the condition that, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then beneficially owned by GSK, SKB, Purchaser and their wholly-owned subsidiaries, constitutes at least 90 percent of the total number of the then outstanding Shares on a fully diluted basis (which means, as of any time, the number of Shares outstanding, together with all Shares that are issuable upon exercise of any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, excluding shares that are issuable upon the exercise of options and warrants that have an exercise price greater than the Offer Price). If more than 50 percent of the then outstanding Shares and less than 90 percent of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer and not withdrawn, Purchaser may, under certain circumstances described in the Offer to Purchase, either exercise the top-up option (as defined in the Offer to Purchase) or reduce the number of shares subject to the Offer to a number equal to 49.9 percent of the Shares then outstanding. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase — “Conditions of the Offer.”

6. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Computershare, Inc. (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

GENELABS TECHNOLOGIES, INC.

at

$1.30 Net Per Share

by

Gemstone Acquisition Corporation

a wholly-owned subsidiary of

GlaxoSmithKline plc

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 12, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Gemstone Acquisition Corporation, a California corporation (“Purchaser”) and a wholly-owned subsidiary of SmithKline Beecham Corporation, a Pennsylvania corporation (“SKB”) and a wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”), to purchase for cash all of the outstanding shares of common stock, no par value (the “Shares”), of Genelabs Technologies, Inc., a California corporation (“Genelabs”), at a price of $1.30 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated:          , 200

Number of Shares to Be Tendered:            Shares*

                                          Sign Below

Account Number:	Signature(s):

Dated: , 200

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

2